UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMAZON.COM, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022 Annual Meeting of Shareholders May 2022

Items of Business » Item 1: Election of directors » Item 2: Ratification of Ernst & Young as independent auditors » Item 3: Advisory vote to approve executive compensation » Item 4: Approval of a 20 - for - 1 stock split and a proportionate increase in authorized shares » Items 5 - 19: Shareholder proposals

• Jeffrey P. Bezos • Andrew R. Jassy • Keith B. Alexander • Edith W. Cooper • Jamie S. Gorelick • Daniel P. Huttenlocher • Judith A. McGrath • Indra K. Nooyi • Jonathan J. Rubinstein • Patricia Q. Stonesifer • Wendell P. Weeks 3 Item 1 – Election of Directors

Item 1 — Election of Directors 4 Why We Recommend You Support This Proposal » Appropriate mix of skills, qualifications, backgrounds, and tenures on the Board to support and help drive our long - term performance » Reflects our commitment to diversity, with 5 women and 2 directors from underrepresented racial/ethnic groups » Actively oversees our numerous environmental, sustainability, social, and corporate governance policies and initiatives, receives periodic reports on and discusses our enterprise risk assessments, and reviews shareholder feedback on these topics as we evolve our practices and disclosures » Effective corporate governance includes year - round engagement with our shareholders and other stakeholders. Feedback from hundreds of touchpoints by our Investor Relations and ESG Engagement teams are regularly shared with our Board. In 2021, our lead director and another independent director engaged in direct conversations with shareholders as well

Item 1 — Election of Directors 5 Why We Recommend You Support This Proposal » The Nominating and Corporate Governance Committee oversees our environmental, social, and corporate governance policies and initiatives » During the past year, the Nominating and Corporate Governance Committee met with management and reviewed matters that included the Board’s composition, diversity, and skills in the context of identifying and evaluating new director candidates to join the Board, the Board’s recruitment and self - evaluation processes, consideration of Amazon’s policies and initiatives regarding the environment and sustainability, corporate social responsibility, and corporate governance, and feedback from Amazon’s shareholder engagement on the foregoing matters » The Nominating and Corporate Governance Committee oversees The Climate Pledge, Amazon’s commitment to be net zero carbon by 2040, which includes partnering with Rivian , Stellantis , and others to accelerate the available supply of high - performance electric vehicles; the renewable energy projects that make Amazon the world’s largest corporate buyer of renewable energy; and the Right Now Climate Fund’s work to restore and conserve forests, wetlands, and grasslands around the world

Why We Recommend You Support This Proposal » The Leadership Development and Compensation Committee oversees our strategies and policies related to human capital management » During the past year, the Leadership Development and Compensation Committee (LDCC) met with management and reviewed matters that included our human resources programs, including review of certain workplace discrimination and harassment reports, worker safety and workplace conditions, and diversity, equity, and inclusion matters, and feedback from shareholder engagement. Workplace safety and our response to the COVID - 19 pandemic have been significant topics of discussion and oversight at those meetings since the onset of the pandemic » The LDCC oversees programs related to compensation for hourly employees, such as offering highly competitive compensation, with an average starting wage of over $18 an hour; leading benefits, including 401k, up to 20 weeks family leave for birth pa ren ts, and health insurance; and providing a positive, supportive work environment » The LDCC has overseen our safety report, “Delivered with Care,” which details a 43% decrease in our lost time incident rate; our companywide diversity, equity, and inclusion goals; and the expansion of our upskilling programs » The LDCC also oversees our programs supporting our ambition to be Earth’s Best Employer. Amazon has identified and is systematically addressing what we believe are the top 100 employee experience pain points, and we have committed to undertake an independent racial equity audit for our nearly one million U.S. hourly employees 6 Item 1 — Election of Directors

Why We Recommend You Support This Proposal » The Audit Committee is responsible for overseeing management of risks related to our financial statements and financial reporting process, business continuity, and operational risks, the qualifications, independence, and performance of our independent auditors, the performance of our internal audit function, legal and regulatory matters, and our compliance policies and procedures » During the past year, the Audit Committee met with management and reviewed matters that included Amazon’s risk assessment and compliance functions, data privacy and security, public policy expenditures, treasury and investment matters, tax matters, accounting industry issues, the performance of our internal audit function, the reappointment of our independent auditor, and pending litigation. The Audit Committee annually reviews Amazon’s U.S. Political Engagement Policy and Statement and a report on our public policy expenditures. The Audit Committee also met with the auditors to review the scope and results of the auditor’s annual audit and quarterly reviews of Amazon’s financial statements 7 Item 1 – Election of Directors

Why We Recommend You Support This Proposal » Audit Committee undertakes a robust evaluation process each year to confirm that the retention of Ernst & Young as our independent auditor continues to be in our shareholders’ best interests » E&Y has served as our independent auditor since 1996, which provides the firm with a deep understanding, and the ability to handle the breadth and complexity, of our business » E&Y provides only limited services to Amazon other than audit and audit - related services 8 Item 2 — Ratification of the Appointment of E&Y as Independent Auditors

Item 3 — Advisory Vote to Approve Executive Compensation 9 Why We Recommend You Support This Proposal » Our executive compensation philosophy focuses on the true long - term success of our business, not on isolated 1, 2, or 3 - year goals that: » Encompass only a limited and selective portion of our objectives » Can reward executives with above - target payouts even when the stock price remains flat or declines » Our emphasis on periodic grants of time - vested restricted stock units that vest over the long term perfectly aligns our executives’ compensation with the returns we deliver to shareholders » Having considered other approaches, we remain committed to the structure of our executive compensation because it has worked effectively, having allowed us to: » Attract and retain incredibly talented people who have guided our business through countless challenges » Develop our business in ways that we could not have conceived a few years earlier, including initiatives that later became AWS, Kindle, Alexa, and our robust third - party seller business » Make long - term commitments to sustainability and other environmental, social, and human capital initiatives and goals » Deliver strong long - term returns to our shareholders

Item 3 — Advisory Vote to Approve Executive Compensation 10 Andrew Jassy’s Promotion Grant of 61,000 RSUs » In connection with promotion to President and CEO, award designed to establish a long - term owner’s perspective and encourage bold, long - term initiatives » Vests over 10 years, with 80% of the shares scheduled to vest in years 5 - 10 » Intended to represent most of his compensation for the coming years » LDCC reviewed market compensation survey data, including data showing that average realized compensation from 2018 - 2020 for CEOs of Alphabet, Apple, and Microsoft, and COO of Meta ranged from $151 - 220 million a year Vesting Schedule and Potential Realizable Value (values based on 12/31/21 closing price of $3,334.34 per share)

Item 3 — Advisory Vote to Approve Executive Compensation 11 Dave Clark’s Promotion Grants of 20,000 RSUs » In connection with promotion to CEO Worldwide Consumer and reflects the size and complexity of the operations he oversees » Comprised of 2020 grant of 4,000 RSUs vesting from 2023 - 2027 and 2021 grant of 16,000 RSUs vesting annually over 4 years » LDCC considered that many large retail and transportation/logistics companies not as complex, profitable, or fast - growing as Worldwide Consumer » LDCC reviewed market compensation survey data, including data showing that average realized compensation from 2018 - 2020 for CEOs of CVS Health, Target, and Walmart ranged from $24 - 40 million a year Vesting Schedule and Potential Realizable Value (values based on 12/31/21 closing price of $3,334.34 per share)

Item 3 — Advisory Vote to Approve Executive Compensation 12 Adam Selipsky’s New - Hire Grant of 24,909 RSUs » In connection with appointment as CEO AWS and reflects highly competitive marketplace for senior executives of cloud services companies » Did not receive a new - hire cash bonus » Revenue and operating income of the AWS operations significantly higher than many S&P 500 Software and Services companies » LDCC reviewed market compensation survey data, including data showing that SEC - reported compensation for 2020 for CEOs of Cisco, Microsoft, and Salesforce ranged from $23 - 44 million, and realized compensation ranged from $29 - 229 million Vesting Schedule and Potential Realizable Value (values based on 12/31/21 closing price of $3,334.34 per share)

Why We Recommend You Support This Proposal » The stock split would: » Give our employees more flexibility in how they manage their equity in Amazon » Make the common stock more accessible for anyone who wants to invest in Amazon » The proportionate increase in the number of authorized shares of common stock would preserve the relative proportion of outstanding or reserved shares to unissued shares of common stock 13 Item 4 — Approval of 20 - for - 1 Stock Split and Proportionate Share Increase

Item 5 — Shareholder Proposal Requesting a Report on Retirement Plan Options 14 Why We Recommend You Vote Against This Proposal » Our 401(k) plan already offers ESG - friendly investment options, including through a self - directed brokerage option » As is customary for large retirement plans like our 401(k) plan, a plan fiduciary (rather than our Board) is responsible for selecting 401(k) investment options. The law mandates that the responsible plan fiduciary make its selection decisions “solely” in the interest of plan participants and beneficiaries » The selection of the 401(k) investment options by the responsible plan fiduciary must be made independently from Amazon’s environmental sustainability leadership and operational climate goals Proponents: As You Sow on behalf of Catherine Raphael and Sally Behnke Tr FBO John Behnke

Item 6—Shareholder Proposal Requesting a Report on Customer Due Diligence

Why We Recommend You Vote Against This Proposal

- Amazon is committed to the responsible use of our artificial intelligence and machine learning (AI/ML) products and services. Among other actions, we have:
  - Implemented a moratorium on police use of Amazon Rekognition's facial comparison feature for criminal investigations
  - Dedicated significant resources to machine learning accuracy and bias mitigation: https://aws.amazon.com/machine-learning/responsible-machine-learning/
  - Worked with leading technology companies and organizations such as the ACLU, Future of Privacy Forum, and the MIT Initiative on the Digital Economy to advance public understanding of AI technologies and address opportunities and challenges with AI technologies to benefit people and society, focusing on areas such as ethics, fairness, inclusivity, and transparency
- Contrary to the proponent's mischaracterization, Amazon Rekognition is not a surveillance system. Amazon Rekognition does not collect images for users to perform searches on and does not provide any photos or data for users to search or compare images against. In the more than five years AWS has been offering Amazon Rekognition, AWS has never received a report of Amazon Rekognition being misused in the manner posited in this proposal
- Ring completed a civil rights and civil liberties audit with the Policing Project at New York University School of Law focused on potential racial justice, civil rights, civil liberties, and democratic accountability issues relating to law enforcement's use of Neighbors and Ring's practices regarding law enforcement requests for information, and implemented numerous changes to Ring's products, policies, and legal processes. The results of the audit are publicly available at https://www.policingproject.org/ring

Proponents: Investor Advocates for Social Justice on behalf of Sisters of St. Joseph of Brentwood, Sisters of St. Francis of Philadelphia, Unitarian Universalist Association, American Baptist Home Mission Society, and Friends Fiduciary Corporation, Sisters of Charity of Saint Elizabeth, Maryknoll Sisters of St. Dominic, Inc., The Province of St. Joseph of the Capuchin Order

amazon

15

Item 7 — Shareholder Proposal Requesting an Alternative Director Candidate Policy 16 Proponents: Oxfam America, Inc., Sisters of St. Francis Charitable Trust, Vermont Pension Investment Commission, Marianist Province of the US, Hill - Snowdon Foundation Why We Recommend You Vote Against This Proposal » Our current process to identify and nominate directors has successfully recruited diverse and qualified directors with extensive human capital management experience » We have many processes in place to provide for effective and broad - based employee input on our decision - making and governance » For example, our Connections program is a daily, real - time, Company - wide employee feedback mechanism that generates over 1.5 million responses from employees daily at over 3,500 unique sites/locations in 55 countries in 26 different languages. Connections responses are completely anonymous to encourage frank and open feedback » Our Board is intently focused on our employees’ well - being and success

Item 8 — Shareholder Proposal Requesting a Report on Packaging Materials Why We Recommend You Vote Against This Proposal » In contrast to consumer - packaged goods companies, Amazon’s greatest impact comes from helping other manufacturers reduce their use of plastic in packaging and reducing our own use of plastic for products repackaged for delivery » We incentivize manufacturers to package their products in easy - to - open packaging that is 100% recyclable and ready to ship to cu stomers without additional Amazon boxes: https://www.aboutamazon.com/packaging/overview/2021 - incentive » We have taken action to reduce reliance on the use of plastics in a number of areas, including products manufactured by other companies, packaging for shipment and delivery, our Amazon and other private label devices, and our physical stores » We are working to increase the recycled content used in our packaging, which in 2021 increased from 25% to 50% for our plastic film bags, and from 15% to over 40% for our plastic padded bags. These improvements are expected to eliminate more than 25,000 metric tons of new plastic each year » We expect to replace the use of mixed (paper/plastic) mailers with a recyclable paper padded mailer by the end of 2022. We have also reduced our use of material like plastic film and single - use plastic » We are engaged in efforts to support the development of recycling infrastructure across our industry and other broader recycling initiatives » We have established an ambitious goal of reducing single - use plastics in our device packaging, with the intent to make this packaging 100% curbside recyclable by 2023 17 Proponents: As You Sow on behalf of Sara Sackner , Green Century Capital Management, and NEI Investments, Dana Large Cap Equity Fund, Stichting Juridisch Eigenaar ACTIAM Beleggingsfondsen and Stichting Juridische Eigenaar Zwitserleven Beleggingsfondsen

Item 9 — Shareholder Proposal Requesting a Report on Worker Health and Safety Differences Why We Recommend You Vote Against This Proposal » We have committed to conducting and publicly releasing the results of an independent racial equity audit that will evaluate any disparate racial impacts on our nearly one million U.S. hourly employees resulting from our policies, programs, and practices » Our report, “Delivered with Care,” on our website at https://safety.aboutamazon.com/delivered - with - care discusses our commitment and efforts to improve workplace safety and discloses our workforce incident rates: » Our Lost Time Incident Rate was 2.3 globally and 2.6 in the United States in 2020, a 43% and 49% improvement from 2019, respectively » Our Recordable Incident Rate was 5.1 globally and 6.5 in the United States in 2020, a 24% and 25% improvement from 2019, respectively » Our Serious Injury Rate globally was 0.220, a 20% improvement from 2019 » We report how these incident rates compare to a variety of industries » Our Board has direct oversight of employee well - being and workplace safety, and regularly reviews these matters » We have incurred more than $15 billion in COVID - 19 - related costs to help keep our employees safe and deliver for our customers; and also committed an additional over $300 million to non - COVID - 19 - related safety projects in 2021 18 Proponents: New York City Comptroller on behalf of New York City Teachers’ Retirement System, New York City Employees’ Retirement System, and New York City Board of Education Retirement System

Item 10—Shareholder Proposal Requesting Additional Reporting on Risks Associated with the Use of Certain Contract Clauses

Why We Recommend You Vote Against This Proposal

- We have already prepared the requested report and disclosed the information sought by this proposal. As discussed in more detail in the report:
  - We do not include the types of confidentiality clauses mentioned in the proposal in the agreements our employees sign when hired
  - We do not impose those restrictions through our Code of Business Conduct and Ethics or any other policies applicable to our employees
  - We use these types of confidentiality clauses when entering into a mutually agreed separation or severance agreement with an employee or when resolving claims made by an employee or former employee through a settlement agreement
  - We do not prohibit the individual from reporting concerns about allegedly unlawful conduct to appropriate law enforcement bodies or government regulators
- We do not require employees to sign arbitration agreements
- We support every employee's right to speak freely about their work environment regardless of whether they have positive or critical perspectives or experiences, and our external communications policy affirmatively states that "employees (including hourly fulfillment center employees) may freely communicate about their personal work experiences at Amazon without PR approval, including posting on social media"
- We take any allegations of unlawful conduct, including discrimination and harassment, very seriously
  - We carefully review and investigate allegations of conduct that is unlawful or violates our policies, regardless of the position of the individual involved and regardless of whether we enter into a settlement agreement with the person making the claims
  - Our Leadership Development and Compensation Committee receives detailed quarterly updates on any allegations of unlawful discrimination and harassment against employees in vice-president-level positions or above or employees investigated on behalf of Amazon by an external investigator

Proponents: Whistle Stop Capital on behalf of James C Manolis, Eliana Fishman, and Handlery Hotels Inc.

19

amazon

Item 11 — Shareholder Proposal Requesting a Report on Charitable Contributions Why We Recommend You Vote Against This Proposal » Amazon leverages its scale and assets for good to support charitable organizations and communities around the world » Examples include the Amazon Housing Equity Fund, a commitment of more than $2 billion to preserve and create affordable homes in our hometown communities, and the AmazonSmile program, through which Amazon has donated more than $350 million to tens of thousands of charitable organizations supported by our customers » Our existing disclosure on our charitable contributions provides ample information for our shareholders to understand the nature of our charitable activities » We have an appropriate level of oversight for our charitable contributions in which significant charitable contributions are made only after an extensive internal review and approval by senior leaders 20 Proponent: National Legal and Policy Center

Item 12 — Shareholder Proposal Requesting Alternative Tax Reporting Why We Recommend You Vote Against This Proposal » We already report on our tax contributions and other economic contributions in the United States and many other countries around the world, including the United Kingdom, Italy, France, and Spain » In the United States, for 2021, our tax contributions included $2.3 billion in federal income tax expense; $5.2 billion in fe der al taxes that include employer payroll taxes, customs duties, and other taxes and fees; more than $4 billion in state and local tax es of all types; and $22 billion in sales taxes we collected and remitted on behalf of states and localities throughout the United Sta tes » In 2021, we made the decision to consolidate intellectual property (IP) rights, and we now hold our IP in the U.S. » Our U.S. taxes reflect our commitment to investment in innovation, our employees, and our communities » We support corporate tax codes that incentivize investment in the economy and job creation » We believe broadly - applicable requirements, like the country - by - country reporting rules we and other large companies are already subject to in the U.S. and the upcoming rules in the European Union, are a better approach than a company releasing in isolation information under the prescriptive granularity of the GRI Tax Standard’s reporting. Contrary to the proponent’s statement, we believe the GRI Tax Standard requires going well beyond simply releasing country - by - country reporting and would potentially force disclosure of competitively sensitive information about our operations and cost structures and would hamper our ability to make operational decisions 21 Proponent: Missionary Oblates of Mary Immaculate / OIP Investment Trust - U.S Province

Item 13 — Shareholder Proposal Requesting Additional Reporting on Freedom of Association Why We Recommend You Vote Against This Proposal » We have already prepared the requested report and disclosed the information sought by this proposal » As discussed in more detail in the report, our human rights commitment and approach are informed by leading international st and ards and frameworks developed by the United Nations and the International Labour Organization, which recognize the right to freedom of association and collective bargaining, and we use the framework of the United Nations Guiding Principles on Business and Human Rights (“U NGP s”) to guide our approach » Our policies afford employees the freedom to form or join a labor organization or other lawful organization of their selectio n, collective bargaining, direct and indirect participation in workplace consultation structures, and access to redress mechanisms. We embe d t hese policies across our business with direct employee involvement » Like many other companies, we hold meetings with our employees about unionization because it’s important that everyone unders tan ds the facts about joining a union and the election process itself. These meetings have been legal for over 70 years and are highly reg ulated by National Labor Relations Board case law » Our employees’ voices are critical to us, so we also go beyond mere compliance with legal requirements by listening and respo ndi ng to ideas and concerns of our employees, empowering them to communicate and provide feedback through various formal and informal mechanisms » Globally, we are subject to dozens of collective bargaining agreements at national, regional, sectoral, and enterprise levels » In Europe, we are party to hundreds of works council agreements. In 2022, we established a European Works Council that will p rov ide employee representation across our sites in the European Union » We have dozens of Associate Forums in which employees, elected by their peers, meet directly with site management at regular int ervals to share ideas, concerns, information, and feedback, giving employees and managers an opportunity to directly engage on key decisions tha t affect the site or employee experience, including working practices, shift schedules, and employee well - being 22 Proponent: Shareholder Association for Research & Education on behalf of The Catherine Donnelly Foundation

Item 14 — Shareholder Proposal Requesting Additional Reporting on Lobbying Why We Recommend You Vote Against This Proposal » We report comprehensively and transparently on an annual basis our public policy expenditures, including direct and indirect lobbying expenditures such as our payments to U.S. - based trade associations, coalitions, charities, and social welfare organizations to which our Public Policy team contributed at least $10,000 » While we may not agree with every position of every organization that we support, we believe that our support will help advance those policy objectives that are aligned with our interests and influence the organization’s policy positions in ways that we believe may ultimately align with our objectives » We have processes in place to provide oversight of our public policy activities, and we take a number of actions to mitigate the potential risk associated with misalignment between our views and the lobbying activities undertaken by organizations we support » Our Audit Committee annually reviews the U.S. Political Engagement Policy and Statement, related procedures, and a report on all of our campaign contributions and lobbying expenses 23 Proponents: International Brotherhood of Teamsters General Fund and Newground Social Investment on behalf of Bryce Mathern

Item 15 — Shareholder Proposal Requesting a Policy Requiring More Director Candidates than Board Seats Why We Recommend You Vote Against This Proposal » Our current director nomination process is robust and requires our Nominating and Corporate Governance Committee to consider all aspects of each candidate’s qualifications and skills in the context of the needs of Amazon at the time. That process has helped successfully recruit a diverse and qualified Board » Our governance practices are strong and provide our shareholders with effective input regarding our director nomination and election process » The proposal’s unorthodox approach could result in a politicized election process and an ineffective board 24 Proponent: Jing Zhao

Item 16 — Shareholder Proposal Requesting a Report on Warehouse Working Conditions Why We Recommend You Vote Against This Proposal » Our report, “Delivered with Care,” on our website at https://safety.aboutamazon.com/delivered - with - care discusses our commitment and efforts to improve workplace safety and discloses our workforce incident rates: » Our Lost Time Incident Rate was 2.3 globally and 2.6 in the United States in 2020, a 43% and 49% improvement from 2019, respe cti vely » Our Recordable Incident Rate was 5.1 globally and 6.5 in the United States in 2020, a 24% and 25% improvement from 2019, resp ect ively » Our Serious Injury Rate globally was 0.220, a 20% improvement from 2019 » We report how these incident rates compare to a variety of industries » In 2021, less than 0.4% of employees were separated from Amazon due to their inability to perform their jobs » We rely on proactive data (inspections, assessments, and audits) to gauge whether we are focusing on the right risk controls, ap plying them correctly, and whether the controls are producing desired results. Thousands of safety inspections occur each day across ou r network. During these daily inspections, senior leaders from all the facility’s teams spend time on the production floor to e val uate the work environment, talk to associates about areas for improvement, and move learnings into immediate actions »  Our Board has direct oversight of employee well - being and workplace safety, and regularly reviews these matters » We have incurred more than $15 billion in COVID - 19 - related costs to help keep our employees safe and deliver for our customers; and also committed an additional over $300 million to non - COVID - 19 - related safety projects in 2021 25 Proponent: Thomas Dadashi Tazehozi

Item 17 — Shareholder Proposal Requesting Additional Reporting on Gender/Racial Pay Why We Recommend You Vote Against This Proposal » Amazon currently provides information on pay equity by gender and by race/ethnicity » When evaluating 2021 compensation, including base compensation, cash bonuses, and stock, our reported data demonstrates that wom en globally and in the United States earned 99.8 cents and 99.9 cents, respectively, for every dollar that men earned performing th e same jobs » Racial/ethnic minorities in the United States earned 99.2 cents for every dollar that white employees earned performing the s ame jobs »  Amazon also provides extensive reporting on our workforce diversity. We annually publish gender and race representation information on our diversity and inclusion website, which includes representation by job type, such as front - line associates, corporate employees, and senior leaders. In addition, to provide even greater transparency, we began publishing our consolidated EEO - 1 reports in 2021 » We are strongly committed to promoting gender and racial diversity and inclusion in our workforce, including among our leadership ranks » We have robust programs that are dedicated to increasing opportunities for underrepresented groups to enter the technology workforce, and we are investing in building the next generation of diverse technical leaders » An unadjusted median pay statistic does not account for factors such as cost of living, job function and level, labor force participation rates, country currency, and geography that impact differences in compensation 26 Proponents: Arjuna Capital on behalf of Anne Bartol Butterfield, Benedictine Sisters of Mount St. Scholastica, and Monasterio Pan de Vida, Dominican Sisters of Springfield Illinois, Warren Wilson College

Item 19 — Shareholder Proposal Requesting a Report on Customer Use of Certain Technologies Why We Recommend You Vote Against This Proposal » In the more than five years AWS has been offering Amazon Rekognition , AWS has never received a report of Amazon Rekognition being misused in the manner posited in this proposal. We have been consistent and proactive in our efforts to address concerns and mitigate the risk of misuse through policy and advocacy efforts, customer contractual requirements and training, consultation with third party experts, and other policies and practices » Amazon is committed to the responsible use of our artificial intelligence and machine learning (AI/ML) products and services. Among other actions, we have: » Implemented a moratorium on police use of Amazon Rekognition’s facial comparison feature for criminal investigations » Dedicated significant resources to machine learning accuracy and bias mitigation » Worked with leading technology companies and organizations such as the ACLU, Future of Privacy Forum, and the MIT Initiative on the Digital Economy to advance public understanding of AI technologies and address opportunities and challenges with AI technolog ies to benefit people and society, focusing on areas such as ethics, fairness, inclusivity, and transparency » https://aws.amazon.com/machine - learning/responsible - machine - learning/ » Contrary to the proponent’s mischaracterization, Amazon Rekognition is not a surveillance system. Amazon Rekognition does not collect images for users to perform searches on and does not provide any photos or data for users to search or compare images against 27 Proponents: John C. Harrington, Mercy Investment Services, Inc., Providence St. Joseph Health, Adrian Dominican Sisters, Daughters of Charity, Inc., CommonSpirit Health

This document includes forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental, social, and other sustainability plans, initiatives, projections, goals, commitments, expectations, or prospects, are forward - looking. We use words such as anticipates, believes, commits, expects, future, goal, intends, plans, projects, seeks, and similar expressions to identify forward - looking statements. Forward - looking statements reflect management’s current expectations and are inherently uncertain. Actual results or outcomes could differ materially due to a variety of factors. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2021 Annual Report on Form 10 - K and our 2020 Amazon Sustainability Report. Any standards of measurement and performance made in reference to our environmental, social, and other sustainability plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation, or prospect can or will be achieved. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document. 28